Exhibit 5.1

3000 Two Logan Square

Eighteenth and Arch Streets

Philadelphia, PA 19103-2799

215.981.4000

Fax 215.981.4750

November 14, 2014

Unilife Corporation

250 Cross Farm Lane

York, PA 17406

Re:	Registration Statement on Form S-8

Ladies and Gentlemen:

Reference is made to the registration statement on Form S-8 (the “Registration Statement”) of Unilife Corporation, a Delaware corporation (the “Company”), filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement covers (i) 10,000,000 shares (the “2009 Plan Shares”) of the Company’s common stock, par value $0.01 per share (the “Common Stock”), issuable by the Company pursuant to awards (“Awards”) granted under the Company’s Amended and Restated 2009 Stock Incentive Plan (the “Equity Incentive Plan”), and (ii) 4,000,000 shares (the “Non-Plan Shares,” and together with the 2009 Plan Shares, the “Shares”) of the Common Stock, issuable by the Company pursuant to a non-plan based restricted stock award to Alan Shortall (the “Non-Plan Restricted Stock Award”).

We have examined the Registration Statement, including the exhibits thereto, the Certificate of Incorporation and the Amended and Restated Bylaws of the Company, the Equity Incentive Plan, the Non-Plan Restricted Stock Award, minutes of meetings and actions by written consent of the Company’s Board of Directors and Compensation Committee, as applicable, relating to the adoption, approval, authorization and/or ratification of the Equity Incentive Plan and the Non-Plan Restricted Stock Award and such other documents as we have deemed appropriate in rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the authenticity of all documents submitted to us as copies of originals. Based on the foregoing, we are of the opinion that (i) the 2009 Plan Shares, when issued and paid for in accordance with the terms of the Equity Incentive Plan and the applicable Award, will be legally issued, fully paid and non-assessable; and (ii) the Non-Plan Shares, when issued and paid for in accordance with the terms of the Non-Plan Restricted Stock Award, will be legally issued, fully paid and non-assessable.

We express no opinion herein as to the law of any state or jurisdiction other than the General Corporation Law of the State of Delaware, including statutory provisions and all applicable provisions of the Constitution of the State of Delaware and reported judicial decisions interpreting such laws of the State of Delaware and the federal laws of the United States of America.

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www.pepperlaw.com

Unilife Corporation

November 14, 2014

We assume no obligation to supplement this opinion if any applicable law changes after the date hereof or if we become aware of any fact that might change the opinion expressed herein after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules or regulations of the Commission thereunder.

Very truly yours,

/s/ Pepper Hamilton LLP
Pepper Hamilton LLP